CLECO CORPORATION	EXHIBIT 23(a)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-184695 on Form S-3, and Registration Statement Nos. 33-10169, 33-26726, 33-44663, 333-44364, 333-59696, 333-127496, 333-158994, and 333-164066 on Form S-8 of our reports dated February 27, 2015, related to the consolidated financial statements and financial statement schedules of Cleco Corporation and subsidiaries, and the effectiveness of Cleco Corporation and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Cleco Corporation for the year ended December 31, 2014.

/s/ Deloitte & Touche LLP
New Orleans, Louisiana
February 27, 2015